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                                                                   EXHIBIT 99.1

         FOR IMMEDIATE RELEASE

Contact:    William M. Kunkel
            Belmont Homes, Inc.
            (601) 454-9217


JEROLD KENNEDY TAKES MEDICAL LEAVE OF ABSENCE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BELMONT HOMES, INC.

BELMONT NAMES ACTING PRESIDENT AND CHIEF EXECUTIVE OFFICER, ANNOUNCES OTHER PROMOTIONS AND ISSUES EARNINGS UPDATE


BELMONT, Mississippi (March 31, 1997) - Belmont Homes, Inc. (Nasdaq/NM:BHIX) today made certain announcements regarding its management team and the Company's earnings.


Management Team

The Company today announced that President and Chief Executive Officer Jerold Kennedy has decided to take a medical leave of absence from his offices. For this period, the Company has named John W. Allison as the Company's acting President and Chief Executive Officer. Mr. Allison was also named to the Executive Committee of the Board of Directors. In addition, the Company named Mike Kennedy as its acting Senior Vice President of Administration, and Keith Kennedy as its acting Senior Vice President of Manufacturing. The Company also elevated William M. Kunkel to Vice President and Chief Financial Officer. Mr. Kennedy will remain a Director of the Company and a member of the Executive Committee of the Board of Directors.

On November 5, 1996, the Company announced that Mr. Kennedy had been diagnosed with a small, cancerous lung tumor. More recently, Mr. Kennedy completed the chemotherapy treatments prescribed by his physicians and understood that the prognosis for the complete remission of his lung cancer was excellent. On Friday, March 28, 1997, Mr. Kennedy was taken to a hospital in Birmingham, Alabama. Over the weekend, imaging tests revealed the presence of four, possibly cancerous lesions on Mr. Kennedy's brain. Mr. Kennedy expects to begin radiation therapy for these lesions on Monday, March 31, 1997. As a result, Mr. Kennedy expressed his desire to take an indefinite medical leave of absence from the Company so that his health would not be a distraction to the Company.

Mr. Kennedy said that he is determined that the Company "continue to implement its primary missions of focusing on the growth of its business and the enhancement of shareholder value." Mr. Kennedy also stated that "Johnny, Mike, Keith and Bill, together with the other members of the management team and the Board of Directors of the Company, are fully capable of leading the Company while I concentrate my energies on beating this illness."


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Mr. Allison said, "Our thoughts and prayers are with Jerold and his family as they prepare to deal with this latest news. Jerold's leadership and contributions to the Company have been enormous. He truly has represented the drive and spirit of our Company and has been a leader in the industry for years. His day-to-day participation in the business will be sorely missed."

On behalf of the Company's Board of Directors, Douglas Jumper said, "Jerold Kennedy has been a friend of mine, and of many of the Company's other Directors, for a number of years. During such time, we have had ample opportunity to witness and appreciate the strength of Jerold's character and resolve. We trust that these fine qualities will serve him well in this difficult time. The Board also acknowledges Jerold's efforts to make Belmont Homes an industry leader and believes that the industry, as well as the Company, have been well served by Jerold's dedication to quality and integrity. It is the sincere hope of the Board of Directors that Jerold will eventually be able to return to the Company as its President and Chief Executive Officer."

Mr. Allison, 50, a current Director of the Company and President of the Company's Spirit Homes subsidiary, was a founder of Spirit Homes and served as its Chief Executive Officer from January 1986 until it was acquired by the Company in October 1995. Mr. Jumper said that "the Board of Directors believes that Johnny Allison is a proven executive who will be able to take immediate control of the Company and his new offices. Johnny is experienced in the industry and, as a result of his position with Spirit Homes since it was acquired by the Company, knows the Company and its operations intimately. The Board is confident that Johnny will provide the Company with strong leadership and will continue to pursue the existing strategic and operating goals of the Company."

Mike Kennedy, 37, has been with the Company since October 1993. Keith Kennedy, 39, has been with the Company since March 1994. Mr. Kunkel, 48, joined the Company in January 1995 as its Vice President of Finance. All three men will report directly to Mr. Allison.


Earnings

The Company also announced today that its earnings are currently anticipated to be between $.08 and $.12 per share for the quarter ending March 31, 1997, primarily as a result of continued sluggish sales of the Company's homes, higher promotional expenses due to increased competition, and increased warranty and labor costs due to lower sales volume. The Company's March sales were slightly better than its sales in January and February, although March sales fell short of the Company's target for the month. Based on the expected results of the Company's operations in the first quarter, the Company also believes that its previous estimate of earnings for the first quarter was too optimistic.

The Company believes that the manufactured housing industry has recently become significantly more competitive and seasonal. This increased competition, management believes, is primarily the result



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of the increasing number of manufacturers and plants operating in the industry, together with a related increase in the number of independent and other retail dealers operating in the Company's territory. The Company also believes that, consistent with historical trends present in the industry, the industry has again become seasonal. Further, based upon recent trends, the Company believes that the multi-section segment of the industry has become more competitive among manufacturers and more attractive to purchasers of manufactured housing. Approximately 30% of the Company's sales are of multi-sectioned homes.

In addition, the Company reported a correction to its earnings report of February 13, 1997 for the fourth quarter and year ended December 31, 1996. The Company's actual net income for the year ended December 31, 1996 was $12,113,000, or $1.29 per share, instead of $12,251,000, or $1.30 per share, as reported earlier. The Company said that the correction followed from an additional $82,000 of income tax expense for the period and a $56,000 correction for subsidiary consolidations.

This press release contains forward-looking information. Forward-looking statements may be significantly affected by certain risks and uncertainties described herein and in the Company's Quarterly and Annual Reports filed with the Securities and Exchange Commission.

Belmont Homes, Inc. markets a variety of single- and multi-section manufactured homes through approximately 410 dealers and 550 sales centers, located primarily in the southern United States.